UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.	)

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☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

    TEAM HEALTH HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2015

Dear Fellow Shareholders:

Please join us for Team Health Holdings, Inc. Annual Meeting of Shareholders on Wednesday, May 20, 2015, at 12:30 p.m. (Eastern Daylight Time) at the Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet, we sent shareholders of record at the close of business on March 25, 2015 a Notice of Internet Availability of Proxy Materials on or about April 10, 2015. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting.

Thank you for your continued support of Team Health Holdings, Inc.

Sincerely,

H. Lynn Massingale, M.D. Executive Chairman

Michael D. Snow
President and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 25, 2015, you were a shareholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 3 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 19, 2015 to be counted.

To vote by proxy if you are a shareholder of record:

BY INTERNET

•    Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•    Request a proxy card from us by following the instructions on your Notice of Internet Availability of
Proxy Materials.

•    When you receive the proxy card, mark your selections on the proxy card.

•    Date and sign your name exactly as it appears on your proxy card.

•    Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

TEAM HEALTH HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME    12:30 p.m. (Eastern Daylight Time) on Wednesday, May 20, 2015

PLACE	Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022

ITEMS OF BUSINESS    1.    To elect the three Class III director nominees listed herein.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

3.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 25, 2015.

VOTING BY PROXY
To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Heidi Solomon Allen
Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be, on or about April 10, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Wednesday, May 20, 2015: Our Proxy Statement and Annual Report on Form 10-K are available online at
https://www.proxyvote.com.

TEAM HEALTH HOLDINGS, INC.

265 Brookview Centre Way, Suite 400
Knoxville, Tennessee 37919
Telephone: (865) 693-1000

PROXY STATEMENT
Annual Meeting of Shareholders
May 20, 2015
12:30 p.m. (Eastern Daylight Time)

GENERAL INFORMATION
Why am I being provided with these materials?

We have made these proxy materials available to you on or about April 10, 2015, on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of Team Health Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 20, 2015 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

•    Proposal No. 1: Election of the three Class III director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Who is entitled to vote?

Shareholders as of the close of business on March 25, 2015 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 71,793,759 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal No. 1 is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the three Class III director nominees listed herein. (Proposal No. 1), all elections of directors will be determined by a majority of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. A majority vote requirement means that, of the votes cast by all of the then outstanding shares of voting sotck of the Company, those votes cast "FOR" a director must exceed the votes cast "AGAINST" that director. There is no cumulative voting.

With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2), approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of voting stock present in person or represented by proxy and entitled to vote on the proposal.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of voting stock present in person or represented by proxy and entitled to vote on the proposal.

How are votes counted?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the election of directors (Proposal No. 1) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2). Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 1. For Proposal No. 2, abstentions will have the effect of a vote “against” the proposal and your broker will have discretion to vote your uninstructed shares on Proposal No. 2.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals, as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•    “FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16- digit number included on your Notice or your proxy card in order to vote by Internet.

•    By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing
1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 19, 2015 for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 19, 2015.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•    Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the
Company, provided such statement is received no later than May 19, 2015;

•    Voting again by Internet or telephone at a later time before the closing of those voting facilities at
11:59 p.m. (Eastern Daylight Time) on May 19, 2015;

•    Submitting a properly signed proxy card with a later date that is received no later than May 19, 2015;
or

•    Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual

Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Team Health Holdings, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual
Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual
Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Glenn A. Davenport, Vicky B. Gregg and Neil M. Kurtz, M.D. constitute a class with a term that expires at this Annual Meeting of Shareholders in 2015 (the “Class III Directors”); H. Lynn Massingale, M.D. and Joseph L. Herring constitute a class with a term that expires at the Annual Meeting of Shareholders in 2016 (the “Class I Directors”); and Michael D. Snow, James L. Bierman and Mary R. Grealy constitute a class with a term that expires at the Annual Meeting of Shareholders in 2017 (the “Class II Directors”).

Upon the recommendation of the Nominating Committee, the full Board of Directors has considered and nominated the following slate of Class III nominees for a three-year term expiring in 2018: Glenn A. Davenport, Vicky B. Gregg and Neil M. Kurtz, M.D. Action will be taken at the Annual Meeting for the election of these three Class III nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Glenn A. Davenport, Vicky B. Gregg and Neil M. Kurtz, M.D. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2015

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Class III - Nominees for Term Expiring in 2018
Name	Age	Principal Occupation and Other Information
Glenn A. Davenport	61
A member of our Board of Directors since December 2001. Since May 2013, Mr. Davenport has served as President of GA Foods, which provides nourishing meals to senior and child nutrition programs in over 40 states. From March 2007 to February 2009, Mr. Davenport was President of Horizon Software International, LLC, a company specializing in food service technology. Mr. Davenport served as Chairman and Chief Executive Officer of Morrison Management Specialists, a food and nutrition services provider to the healthcare industry, until August 2006. Prior thereto, he served in various management capacities with Morrison Restaurants, Inc. since 1973. Mr. Davenport serves as a director of Cracker Barrel Old Country Stores.

Class III - Nominees for Term Expiring in 2018
Name	Age	Principal Occupation and Other Information
Vicky B. Gregg	60
A member of our Board of Directors since January 2013. Ms. Gregg served as the Chief Executive Officer and as a Director of BlueCross BlueShield of Tennessee (BCBST), a not-for-profit organization that, together with its subsidiaries, provides a comprehensive range of group and individual health insurance plans, products and services, from February 2003 until December 2012. Before becoming Chief Executive Officer of BCBST, Ms. Gregg served as BCBST’s President and Chief Operating Officer, overseeing all aspects of the company’s day-to-day operations, and prior to that occupied several senior leadership positions at BCBST. Prior to joining BCBST, Ms. Gregg served as a Market Vice President of Humana in Kentucky and Ohio. Ms. Gregg has served as a Director of First Horizon National Corporation since January 2011 and as a Director of Quest Diagnostics since July 2014. Ms. Gregg serves on the boards of a number of other non-profit and trade organizations, and in the past has also served on several appointed commissions, including the Tennessee Governor’s Roundtable. Ms. Gregg attended the University of Tennessee at Chattanooga and the Erlanger School of Nursing.

Neil M. Kurtz, M.D.	63
A member of our Board of Directors since November 2013. Dr. Kurtz is President and Chief Executive Officer of Golden Living, LLC, a privately-held skilled nursing, hospice, home healthcare and institutional pharmacy company. Prior to joining Golden Living in 2008, Dr. Kurtz served as president and Chief Executive Officer of TorreyPines Therapeutics, Inc., and as president of Ingenix Pharmaceutical Services, Inc., a division of United Health Group (UHG). Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and Chief Executive Officer until its acquisition by UHG in 1999. His career also includes leadership positions with Boots Pharmaceuticals, Inc., Bayer Corporation, Bristol-Myers Company and Merck, Sharp and Dohme. Dr. Kurtz currently serves on the corporate boards of Golden Gate National Senior Care Holdings and Medidata Solutions, Inc. Dr. Kurtz previously served on the corporate boards for Ingenix, Inc.; NeurogesX, Inc.; Stemedica Cell Technologies and TorreyPines Therapeutics, Inc. Dr. Kurtz earned his Bachelor of Arts degree in psychology from New York University and his medical degree from the Medical College of Wisconsin. Dr. Kurtz is board certified in psychiatry and neurology in New York, California and Georgia.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I - Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information
H. Lynn Massingale, M.D.	61
A member of our Board of Directors since November 2005 and Executive Chairman since May 2008. Prior to May 2008, Dr. Massingale had been the Chief Executive Officer and director of Team Health, Inc. since 1994 and also held the title of President until October 2004. Dr. Massingale previously served as President and Chief Executive Officer of Southeastern Emergency Physicians, a provider of emergency physician services to hospitals in the Southeast and the predecessor of Team Health, Inc., which Dr. Massingale co-founded in 1979. Dr. Massingale served as the director of Emergency Services for the state of Tennessee from 1989 to 1993. Dr. Massingale is a graduate of the University of Tennessee Medical Center for Health Services.

Joseph L. Herring	58
A member of our Board of Directors since November 2013. Mr. Herring is CEO of the Covance division of Laboratory Corporation of America, Inc. (LabCorp). Mr. Herring previously served as Chief Executive Officer of Covance Inc., a drug development services company, since 2005 and as Chairman of the Board of Covance since 2006 until its acquisition by LabCorp in February 2015. Mr. Herring previously served in several executive roles with Covance, including president and chief operating officer, president of early development services and corporate vice president and general manager for the company’s North American preclinical operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation. Mr. Herring currently serves on the nonprofit boards for University Medical Center of Princeton and the Association of Clinical Research Organizations, of which he formerly served as chairman. Mr. Herring previously served on the board of First Circle Medical, Inc. Mr. Herring earned his Bachelor of Science degree in marketing from Louisiana State University.

Class II - Directors Whose Term Expires in 2017
Name	Age	Principal Occupation and Other Information
Michael D. Snow	60
A member of our Board of Directors and TeamHealth's President and Chief Executive Officer since September 2014. Mr. Snow joined the Company as President in April 2013. Prior to joining the Company, Mr. Snow operated Overton Advisory Group from 2011 to 2013, which provided strategic and operational consulting services to various healthcare companies and investment groups. Mr. Snow served as the Chief Operating Officer of Amedisys, Inc. from 2010 to 2011, the Chief Executive Officer and President of Wellmont Health System Corp. from 2008 to 2009, the President and Chief Executive Office of Surgical Care Associates from 2007 to 2008, the Executive Vice President and Chief Operating Office of HealthSouth Corporation from 2004 to 2007, and the President of HCA’s Gulf Coast Division from 1996 to 2004. He is an accomplished executive with more than 30 years of experience in health care business operations. Mr. Snow earned his Bachelor of Science degree from the University of Alabama and a Master's Degree in Business Administration from Troy State University.

James L. Bierman	62
A member of our Board of Directors since August 2010. Mr. Bierman has been President and Chief Executive Officer of Owens & Minor, Inc., a FORTUNE 500 company and a leading distributor of medical and surgical supplies, since September 2014. Previously, Mr. Bierman served in various other roles at Owens & Minor, Inc. including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and as Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Mr. Bierman is a former director of Quintiles Transnational Corp. and of Pharma Services Holding, Inc., (the parent company of Quintiles Transnational Corp.). Prior to joining Quintiles Transnational Corp., Mr. Bierman was a partner at Arthur Andersen LLP from 1988 to 1998. Mr. Bierman earned his MBA at Cornell University’s Johnson Graduate School of Management and his undergraduate degree at Dickinson College. On February 17, 2015, Owens & Minor, Inc. announced a search process to identify a successor to Mr. Bierman, who will serve in his current role until a successor is named.

Class II - Directors Whose Term Expires in 2017
Name	Age	Principal Occupation and Other Information
Mary R. Grealy	66
A member of our Board of Directors since October 2012. Ms. Grealy has served as President of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations, since 1999. As a widely recognized expert in the field of health legislation and a member and Vice-Chair of the not-for-profit board of Duquesne University and a member of the American Health Lawyers Association, Ms. Grealy frequently serves as a public speaker around the country. Ms. Grealy has strong credentials within the hospital community, bringing 33 years of consulting and advising experience to the board as part of leading trade associations, testifying before Congress, and lobbying at various levels of government. Ms. Grealy formerly served as the Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals. Ms. Grealy began her career in the healthcare industry as a Legislative Assistant to U.S. House of Representatives’ Ways and Means Subcommittee on Health, during the Carter Administration. Ms. Grealy is a graduate of Duquesne University School of Law and earned her undergraduate degree at Michigan State University.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee; the Compensation Committee; the Nominating/Governance Committee and the Compliance Committee.

During 2014, there were a number of changes to our Board's composition. In March 2014, Neil P. Simpkins, who was originally appointed as a director of the Company by The Blackstone Group L.P. pursuant to the terms of the Stockholder Agreement, resigned from the Board. In connection with Michael D. Snow's promotion to Chief Executive Officer, on September 1, 2014, he was appointed as a Class II Director of our Board. Effective December 31, 2014, Greg Roth resigned as a member of our Board in accordance with the terms of the transition services agreement that we entered into with him (the "Transition Services Agreement").

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and New York Stock Exchange (the "NYSE") rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com) set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the Board will determine in its judgment whether such relationship is material.

The Nominating/Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Davenport, Bierman, Herring, Dr. Kurtz, and Mss. Grealy and Gregg are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines and for purposes of all applicable NYSE standards, including with respect to committee service. Our Board has also determined that Ms. Grealy and Messrs. Herring and Bierman are “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Board Structure

Our Board currently consists of an Executive Chairman position that is separate from the position of Chief Executive Officer. The Board believes that the decision of whether to combine or separate the positions of CEO and Chairman of the Board will vary from company to company and depend upon a company’s particular circumstances at a given point in time. For our company, the Board currently believes that separating the CEO and Executive Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. Accordingly, Dr. Massingale serves as Executive Chairman, while Mr. Snow serves as our Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Dr. Massingale’s attention to Board and committee matters allows Mr. Snow to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating/Governance Committee	Compliance Committee
James L. Bierman	X, Chair		X, Chair
Glenn A. Davenport		X, Chair	X
Mary R. Grealy	X			X, Chair
Vicky B. Gregg		X	X
Joseph L. Herring	X	X
Neil M. Kurtz, M.D.			X	X
H. Lynn Massingale, M.D.
Michael D. Snow				X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. During the year ended December 31, 2014, the Board held twelve meetings, the Audit Committee held eight meetings, the Compensation Committee held ten meetings, the Nominating/Governance Committee held five meetings and the Compliance Committee held five meetings. All of our current directors attended 93% or more of the meetings of the Board and relevant committee meetings in 2014. All of our current directors attended the 2014 annual meeting, with the exception of Mr. Snow, who was appointed to the Board subsequent to the meeting and attended the meeting in his role as President of the Company.

Committee Membership
Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Bierman qualifies as an audit committee financial expert as defined by applicable Securities and Exchange Commission (the "SEC") regulations. The Board reached its conclusion as to Mr. Bierman’s qualification based on, among other things, his experience as Chief Financial Officer of Owens & Minor, Inc. and his prior experience as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Audit Committee, and include the following:

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carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reports and financial reporting policies, our internal controls and, in coordination with the Compliance Committee, our compliance with legal and regulatory requirements;

•	selecting our independent registered public accounting firm and reviewing and evaluating at least annually its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

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reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•    reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general and Compensation Committee in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act, and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Compensation Committee, and include the following:

•    establishing and reviewing, on an annual basis, the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

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evaluating the performance of the Executive Chairman and Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Executive Chairman and Chief Executive Officer;

•    overseeing and approving the management continuity planning process;

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reviewing and approving or making recommendations to the Board of Directors on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•    considering policies and procedures pertaining to expense accounts of senior executives;

•    reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans and other applicable regulations; and

•    reviewing and monitoring all employee benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include preparing the Compensation Committee Report and overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive- compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in 2014 the Compensation Committee engaged the services of Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant.

All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee, and all work performed by CAP was pre-approved by the Compensation Committee. Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. Prior to CAP’s retention by the Committee, the Compensation Committee evaluated whether any work provided by CAP raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2014, CAP’s services to the Compensation Committee included, among other things:

•	reviewing and advising with respect to potential changes to stock incentive and annual management incentive plans;

•    preparing comparative analyses of executive compensation levels and design at peer group companies;

•    assisting the Compensation Committee in assessing the pay for performance alignment of the
Company’s compensation program; and

•    reviewing and evaluating our overall compensation structure in light of organizational objectives.

A CAP representative participated in two of the ten Compensation Committee meetings in 2014.

Compliance Committee

The purpose of the Compliance Committee is to assist the Board with the review and oversight of matters related to compliance with federal healthcare program laws and requirements and applicable state healthcare laws, including relevant laws, regulations and regulatory guidance. The duties and responsibilities of the Compliance Committee include the following:

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promoting a Company-wide culture of compliance through oversight of and coordination with management on development and implementation of a robust and effective compliance program consistent with the seven elements described in its charter;

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reporting to the Board on a periodic basis on findings, recommendations and any other matters the Compliance Committee deems appropriate or the Board requests, including reporting at least annually to the Board on its assessment of the ability of the compliance program to meet its compliance obligations;

•	annually reviewing and approving a work plan prepared by the Compliance Officer, which sets forth the Company’s plan for maintaining an effective compliance program;

•	annually overseeing an effectiveness evaluation of the compliance program, either through internal or external means, and submitting any recommended changes to the Board for its consideration; and

•	coordinating with the Audit Committee with respect to compliance matters relating to financial reporting and other financial topics.

Nominating/Governance Committee

All members of the Nominating/Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general and nominating committees in particular.

The duties and responsibilities of the Nominating/Governance Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Nominating/Governance Committee, and include the following:

•    establishing the criteria for the selection of new directors;

•    identifying and recommending to the Board individuals to be nominated as directors;

•    evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•    considering questions of independence and possible conflicts of interest of members of the Board;

•    reviewing and recommending the composition and size of the Board;

•    overseeing, at least annually, the evaluation of the Board and management; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Oversight of Risk Management

The Company is exposed to a number of enterprise risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Company’s Chief Financial Officer is primarily responsible for the Company’s enterprise risk management function and regularly works closely with the Company’s senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and, as described below, the Audit Committee and the Board, regarding the Company’s risk management policies and procedures.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures and the Compliance Committee plays a key role in matters related to the Company’s compliance with federal and state healthcare regulatory program laws, regulations and guidance. In this regard, the Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit Committee meets with the Company’s Chief Financial Officer periodically throughout the year, as necessary to discuss the risks facing the Company, including, in particular, any new risks that may have arisen since they last met.

The Compensation Committee is responsible for oversight of risks relating to compensation programs and reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company. CAP, the Committee’s compensation consultant undertook a comprehensive review of the company’s incentives, which it reviewed and discussed with the Compensation Committee. CAP advised the Compensation Committee that based on their review they did not find there were any issues that would encourage excessive risk taking.

In addition, the Compliance Committee is responsible for oversight of matters relating to compliance with federal healthcare program laws and requirements and applicable state health care laws, including relevant laws, regulations, and regulatory guidance. The Compliance Committee relies upon the expertise and knowledge of the Company’s management, including its Chief Legal Officer and Chief Compliance Officer. The Chairs of the Audit and Compliance Committees meet periodically throughout the year, as necessary to discuss any healthcare regulatory risks that may have a material adverse effect on the Company. In addition the Audit Committee and Compliance Committee will periodically meet in a joint session as needed.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a quarter, the independent directors meet in a private session that excludes management and non-independent directors. The non-management and independent directors in attendance preside as Chair at such session based upon a scheduled rotation of such duty. The Audit, Compensation, Compliance and Nominating/Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance

Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Compliance and Nominating/Governance Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919.

Code of Conduct

We maintain a Code of Conduct that is applicable to all of our directors, officers, employees and affiliated independent contractor medical professionals, including our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Code of Conduct.

As described in our Code of Conduct, we maintain the TeamHealth Compliance Hotline by which the Company’s directors, officers, employees and affiliated independent contractor medical professionals (referenced individually as an “Associate” and collectively as “Associates”) are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, a fax, and a website. The TeamHealth Compliance Hotline is available 24 hours a day, 7 days a week. The hotline has a toll-free number for Associates. Associates may also access the hotline system and report integrity concerns via the Web. Associates can choose to remain anonymous in using the Hotline. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any Associate who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating/Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating/Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating/Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating/Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating/ Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating/Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. In the case of all of our recent outside Board members, including Vicky B. Gregg and Neil M. Kurtz, M.D., Class III director nominees, a professional search firm identified them as potential director candidates. The Nominating/Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating/ Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

Prior to the nomination of Ms. Gregg and Dr. Kurtz, the Nominating/Governance Committee Chairman, as well as other members of the Board, met with these candidates to consider whether or not they would be appropriate candidates for TeamHealth's Board. In each of these cases the Nominating/Governance Committee reviewed the candidate's qualifications and unanimously recommended the appointment as a director to the full Board for final consideration and approval, after which the full Board appointed the candidate effective immediately. The Nominating/Governance Committee recommended Ms. Gregg on January 11, 2013 and Dr. Kurtz on November 18, 2013. The full Board appointed Ms. Gregg on January 14, 2013 and Dr. Kurtz on November 18, 2013.

In connection with its annual recommendation of a slate of nominees, the Nominating/Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stockholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. Finally, many of our directors possess substantial expertise in advising and managing companies in various segments of the healthcare industry.

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Dr. Massingale has significant experience in the healthcare industry, as a co-founder of the predecessor of the Company in 1979 and having managed the Company since 1994 and serving as director of Emergency Services for the State of Tennessee from 1989 to 1993.

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Mr. Snow has significant healthcare experience, having held numerous executive-level positions in the healthcare industry, such as President and Chief Executive Officer of TeamHealth, Chief Operating Officer of Amedisys, Inc., President and Chief Executive Officer of Surgical Care Associates, and President, Gulf Coast Division of HCA.

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Mr. Davenport is experienced in management, having served as President of Horizon Software, Chairman and Chief Executive Officer of Morrison Management Specialists and in other management capacities with Morrison Restaurants, Inc.

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Mr. Bierman has both healthcare and accounting experience, serving as President and Chief Executive Officer for Owens & Minor and having served as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

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Ms. Grealy is a widely recognized expert in the field of health legislation who also brings experience in management. She is currently the President of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. A lawyer by training, she also has strong credentials with the hospital community having formerly served as Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals.

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Ms. Gregg has relevant technical skills and industry knowledge. She has healthcare and business leadership experience having served as Blue Cross Blue Shield of Tennessee’s Chief Executive Officer from 2003 to 2012. She has extensive knowledge of healthcare plans, having served as the chair of that industry’s leading trade organization, America’s Health Insurance Plans (AHIP), and still serves on its Foundation Board.

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Mr. Herring has significant experience in the healthcare industry, previously serving as Chief Executive Officer of Covance Inc. (and currently serving as Chief Executive Officer of the Covance division of Labcorp) and having previously served in various senior leadership positions within the American Hospital Supply/Baxter International/Caremark International family of healthcare service companies.

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Dr. Kurtz has significant experience in the healthcare industry, currently serving as Chief Executive Officer and President of Golden Living, LLC. and having previously served as Chief Executive Officer and President of TorreyPines Therapeutics, Inc. and Ingenix Pharmaceutical Services, Inc., a division of United Health Group.

This process resulted in the Nominating/Governance Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating/Governance Committee continuously evaluates the size and current composition of the Board and we are currently engaged in an active process with the help of a retained third party search firm.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. All recommendations for nomination received by the Corporate
Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating/Governance Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2016 Annual Meeting”.

Communications with the Board

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Compliance or Nominating/Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to them c/o Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919 or (2) sending an e- mail to Corporate_Secretary@teamhealth.com. The Corporate Secretary will forward such correspondence to the appropriate party. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than
Dr. H. Lynn Massingale, whose biographical information is presented under “Class I - Directors Whose Term Expires in 2016” and Mr. Michael D. Snow, whose biographical information is presented under “Class II - Directors Whose Term Expires in 2017.”

Name	Age	Principal Occupation and Other Information
David P. Jones	47

Our Chief Financial Officer since May 1996. In November 2010, Mr. Jones assumed the title of Executive Vice President and Chief Financial Officer. From
1994 to 1996, Mr. Jones was our Controller. Prior to that, Mr. Jones worked at Pershing, Yoakley and Associates, a regional healthcare audit and consulting firm, as a Supervisor. Before joining Pershing, Yoakley and Associates,
Mr. Jones worked at KPMG Peat Marwick as an Audit Senior. Mr. Jones received a B.S. in Business Administration from the University of Tennessee.

Name	Age	Principal Occupation and Other Information
Heidi S. Allen	61

Our Senior Vice President, General Counsel since June 2008 and Corporate Secretary since 2009. From February 2003 to June 2008, Ms. Allen was Associate General Counsel, U.S. Litigation and Investigations, for Sanofi, a global pharmaceutical company. Admitted to practice law in Tennessee, South Carolina and New Jersey, Ms. Allen has more than 20 years of experience advising corporations on healthcare law, including a position as Associate General Counsel, Head of Litigation, for Blue Cross Blue Shield of New Jersey. She also served as an Assistant United States Attorney for 11 years. Ms. Allen received a B.A. from the University of Pennsylvania and a J.D. from Rutgers School of Law.

Oliver Rogers	61

Our Executive Vice President and Chief Operating Officer since September 2014. Mr. Rogers was previously President of the Company’s hospital based services operations. Mr. Rogers has more than 35 years of management experience in a variety of healthcare organizations, including hospitals and large physician practice groups. He joined TeamHealth Southeast in 2003 as Executive Vice President and was promoted to CEO of that division in 2006. Rogers was promoted to President of TeamHealth Hospital Based Services in 2010 and was responsible for national contract management of TeamHealth’s emergency medicine, hospital medicine, anesthesia, urgent care and specialty hospitalist service lines. Prior to joining TeamHealth, Rogers was responsible for a $1.5 billion revenue division of a publicly traded healthcare company. He earned his Bachelor’s Degree from the University of North Carolina and a Master’s Degree in Health Administration from Duke University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2015.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young
LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2014 financial statements, we entered into an agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP performed audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2014 and 2013 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2014	2013
Audit fees(1)	$1,358,548	$1,159,191
Audit-related fees(2)	248,000	401,058
Tax fees(3)	456,984	311,421
All other fees(4)	1,995	1,995
Total:	$2,065,527	$1,873,665

(1) Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in Forms 10-Q and Forms 10-K. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.
(2) Includes fees billed for assurance and related services performed by Ernst & Young LLP that are related to the Company’s SEC filings and other research and consultation services.
(3) Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4) Includes the aggregate fees recognized in each of the last two fiscal years for products and services provided by Ernst & Young LLP, other than those services described above.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre- approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement and requires the independent registered public accounting firm and management to report actual fees incurred periodically throughout the year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

James L. Bierman, Chair
Mary R. Grealy
Joseph L. Herring

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Equity Compensation Plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	4,239,474	$24.41	3,076,180
Equity compensation plan not approved by security holders	—	—	—
Total	4,239,474		3,076,180

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below. When reviewing 2014 compensation, note that in fiscal 2014, Mr. Roth served as Chief Executive Officer until September 1, 2014, when Mr. Snow succeeded him as Chief Executive Officer. Our named executive officers for the 2014 fiscal year are:
•    Michael D. Snow, President, Chief Executive Officer and Director

•    Greg Roth, former Chief Executive Officer and former Director

•    H. Lynn Massingale, M. D., Executive Chairman and Director
•    David P. Jones, Executive Vice President and Chief Financial Officer

•    Heidi S. Allen, Senior Vice President and General Counsel

•    Oliver V. Rogers, Executive Vice President and Chief Operating Officer
Executive Management Changes
On January 9, 2014, the Company announced that Greg Roth would be transitioning out of his role as Chief Executive Officer of the Company and would resign as a member of the Board of Directors in accordance with the terms of his Transition Services Agreement. The Transition Services Agreement was entered into with Mr. Roth to provide for stability and a smooth migration to the new Chief Executive Officer. In addition, it provided the Company with the ability to tap Mr. Roth's experience and expertise during the beginning of his successor's term. Under the terms of the Transition Services Agreement, Mr. Roth was to transition out of his role as Chief Executive Officer of the Company on the effective date a successor would commence his duties as the new Chief Executive Officer. On August 26, 2014, the Company announced that Michael D. Snow would become the Company’s President and Chief Executive Officer and a member of the Board of Directors, effective September 1, 2014. Accordingly, on September 1, 2014, Mr. Roth transitioned out of his role as the Chief Executive Officer of the Company, but remained with the Company as an employee to advise on strategic business initiatives. Pursuant to the terms of the Transition Services Agreement, Mr. Roth was entitled to continue to receive his 2014 base salary and annual cash incentive bonus award for the duration of fiscal year 2014. During the time Mr. Roth continues as an employee advising the Company on strategic business initiatives, his outstanding equity awards will continue to vest. Mr. Roth resigned from the Board of Directors effective December 31, 2014.

In connection with Mr. Snow’s promotion to Chief Executive Officer of the Company, his employment agreement was amended and restated. The material changes reflected by the amendment and restatement include an increase in his annual base salary from $650,000 to $900,000, an increase in his annual target bonus from 90% of base salary to 100% of base salary, a cash bonus in the amount of $50,000 and an adjustment to certain severance protection benefits as described in “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.” The changes to Mr. Snow's compensation were structured to position him within the competitive range of other Chief Executive Officers in the Company's peer group.

During 2014, Dr. Massingale was significantly involved in the search for a new Chief Executive Officer. Following Mr. Snow’s promotion to Chief Executive Officer of the Company, the Board and Dr. Massingale determined that it was in the Company’s best interests to redefine Dr. Massingale’s role and to incentivize him to remain employed at the Company. As a result of an increase in his responsibilities that more effectively leverage his skills and complement the new Chief Executive Officer’s, the Board determined that his target compensation will be set at 70% of the Chief Executive Officer’s target compensation for 2015 and 2016, and, effective January 1, 2017, his target compensation will be set at 50% of the Chief Executive Officer’s target compensation to reflect his anticipated role and responsibilities at that time. In addition, on December 31, 2014, Dr. Massingale received a special retention grant of restricted stock units which had a grant date value of $2,750,000 and will vest in equal annual installments on each of the first three anniversaries of the grant, subject to his continued employment through such vesting dates and Dr. Massingale’s severance protection benefits were reduced as described in “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.”

2014 Financial Highlights

In a very dynamic healthcare environment, we had a very successful year in 2014, delivering financial performance with solid growth leading to record levels of net revenue, Adjusted EBITDA, and earnings per share. In addition to strong financial results, we successfully completed the transition to a new Chief Executive Officer, completed several acquisitions, expanded the depth and breadth of our management team, enhanced our corporate governance, enhanced our capital structure through a refinancing of our credit facility, and made strategic organizational investments that have positioned us for continued growth in 2015. The following highlights our strong performance during 2014.
•    Net revenue less provision increased by 18.3% to $2.82 billion;

•    Adjusted EBITDA increased to $325.2 million;

•    Fully diluted earnings per share were $1.35;
•    Michael D. Snow became our new Chief Executive Officer on September 1, 2014;
• Revised our Amended and Restated Bylaws to provide a majority voting standard in uncontested elections of directors;

•	We completed fifteen physician practice acquisitions, which expanded our footprint in key markets and provided a strengthened platform for future growth in new geographic areas; and
•    We continued to advance our operational excellence strategies, which included, among others, (i)
making investments in quality, patient care, safety and risk management, which helped us achieve a
98% client retention rate for emergency department (“ED”) operations in 2014, (ii) making enhancements in our physician recruiting and retention efforts, (iii) making investments in billing service centers and in leadership development of our physician and business leaders, and (iv) strong performance of our revenue cycle management and internal billing services.

Consistent with our philosophy that compensation should reflect performance, in determining compensation for the 2014 performance year, the Compensation Committee considered our achievements described above and our named executive officers’ contributions to those achievements, in making the following compensation decisions with respect to the named executive officers:

•
The Compensation Committee determined to pay 200% of the Financial Performance Component of each named executive officer’s bonus pool and various amounts of the Operating Performance Component to the named executive officers under our annual bonus plan for 2014. These payout levels were driven by acheivement relative to pre-established goals. See “—Compensation Elements—Annual Cash Incentive Compensation.”

Please refer to “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Form 10-K for the fiscal year ended December 31, 2014 for a discussion of Adjusted EBITDA and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Objectives of Executive Compensation Program

Our overall executive compensation objective is to provide a comprehensive plan that encourages our executive officers to focus on our strategic business initiatives, financial performance objectives and the creation and maintenance of long-term equity value for our shareholders. The following are the principal objectives of our executive compensation program:

•	attract, retain, and motivate superior talent critical to our long-term success with compensation that is competitive within the marketplace;

•	ensure that compensation levels reflect our performance and the executive officers’ achievement of outstanding individual results and future potential;

•
ensure that cash incentive compensation is linked to the achievement of specific financial, strategic and operational objectives, which are established in advance and approved by our Compensation Committee and include objectives relating to enhancements in quality, patient care, safety and risk management and physician recruitment and retention efforts. We believe these measures in combination serve to drive our long-term success and no single measure captures all aspects of our performance;

•	link executive compensation to the creation of our long-term value for our shareholders; and

•	promote equity ownership by executives in order to align their interests with the interests of our shareholders.

Consideration of Say-on-Pay Results

The Compensation Committee considered the results of the 2014 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because approximately 97% of the shares of stock present and entitled to vote on the “say on pay” proposal approved the compensation of our named executive officers described in our proxy statement at our 2014 annual meeting, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.
In light of the voting results with respect to the frequency of shareholder votes on executive compensation at our 2014 annual meeting where our shareholders approved a frequency of every three years, the next such advisory “say on pay” vote will occur at our 2017 annual meeting of shareholders.

Compensation Determination Process

General

Our Compensation Committee is responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our CEO and other executive officers.

Determining the appropriate level of executive compensation is not an exact science or a formulaic process and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of factors, both quantitative and qualitative, including the Compensation Committee’s assessment of our overall performance and the individual performance of the named executive officers, the executive officers’ employment agreements and the general market.

Role of Executive Officers

Dr. Massingale, our Executive Chairman, Mr. Roth, our former Chief Executive Officer during the period prior to his transition, and Mr. Snow, our Chief Executive Officer, generally participate in discussions and deliberations of the Compensation Committee regarding executive compensation. Our Compensation Committee takes into consideration the recommendations of the Chief Executive Officer when determining the other named executive officers’ base salary, Operating Performance Component of bonus and equity awards. Other named executive officers also attend and participate in the Compensation Committee meetings as required. Any discussion by the Compensation Committee regarding specific compensation for Dr. Massingale, Mr. Roth, Mr. Snow or other named executive officers was conducted by the Compensation Committee in executive session without such persons in attendance.

Use of Compensation Consultant

In 2014, the Compensation Committee engaged CAP, as its compensation consultant to assist it in evaluating the elements and levels of our executive compensation, including benchmarking base salaries and cash incentive payments of our executive officers, Dr. Massingale, Mr. Roth, Mr. Snow, Mr. Jones and Ms. Allen, and determining an appropriate amount and mix of annual equity-based incentives to grant to these executive officers. In addition to providing advice on competitive pay levels, CAP also assisted the Compensation Committee with the following:

•    validating the pay for performance relationship of our programs;

•    providing insights into long-term incentive design;

•    advising on the CEO transition agreement and the new CEO's compensation;
•    assisting with defining the role and compensation of the Executive Chairman;

•    reviewing the composition of our peer group;

•	conducting an assessment to determine whether any elements of our compensation programs encourage the taking of excessive risk; and

•    assessing the competitiveness of director compensation.

For purposes of CAP’s evaluation relating to target total compensation, the peer group consisted of a select group of 13 publicly traded companies in our industry that have revenues comparable to our company based on 2012 information and that we compete with for executive talent (the “Compensation Comparison Group”). These companies in the Compensation Comparison Group were: Res-Care Inc., Gentiva Health Services, Inc., AMN Healthcare Services, Inc., Amedisys Inc., Mednax Inc., Healthways Inc., Air Methods Corp., HealthSouth Corp., Health Management Associates, Kindred Healthcare, Inc., Laboratory Corporation of America Holdings, LifePoint Hospitals, Inc., and Select Medical Holdings Corp.

Competitive Pay Assessment

In 2014, the Compensation Committee increased the base salaries and long-term equity incentives of
Ms. Allen and Messrs. Snow and Jones and the target cash bonus opportunities of Messrs. Snow and Jones based on a number of factors, including a desire to provide more competitive compensation in light of the results of CAP’s evaluation. The Committee reviewed the competitiveness of salaries, annual incentive opportunities and long-term incentives in isolation as well as in total. The Committee believes focusing on total compensation is a more effective approach to ensuring overall competitive compensation as opposed to focusing on each discrete element. The combined changes position Messrs. Snow’s and Jones’ total compensation between the median and 75th percentile of the market and position Ms. Allen’s total compensation around the median.

Compensation Elements

We provide different elements of compensation to our named executive officers in a way that the Compensation Committee believes best promotes our compensation objectives. Consistent with the philosophy that compensation to the executive officers should be dependent upon Company and individual performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals and individual objectives relating to operational improvements. However, the Compensation Committee also believes that it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provide compensation to our named executive officers through a combination of the following:

•    base salary;

•    annual cash incentive opportunities;

•    long-term equity-based incentives; and

•    benefits and limited executive perquisites.

Each of these elements is discussed below in greater detail.

Base Salaries

Annual base salaries are designed to reward an executive’s ongoing contribution to the performance of his or her functional area of responsibility with us. We believe that base salaries must be competitive based upon the executive officers’ scope of responsibilities and market compensation of similarly situated executives at companies with whom we compete for executive talent. Other factors such as internal consistency and comparability are also considered when establishing a base salary for a given executive. Our Human Resources Department is generally a resource for such information as needed.

Generally, base salaries are reviewed and approved annually, typically in the second quarter, based upon the Compensation Committee’s assessment of each executive officer’s individual performance, strengths, development, inflation and our overall budgetary guidelines. In addition, base salaries may be adjusted at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness within the market. In connection with becoming President and Chief Executive Officer of the Company, Mr. Snow's salary was increased from $650,000 to $900,000 effective September 1, 2014. Pursuant to the terms of the Transition Services Agreement Mr. Roth was entitled to receive his 2014 base salary of $950,000 for the duration of fiscal year 2014 after he transitioned from his role as Chief Executive Officer in exchange for being available for any issues that arose during the period. As of May 20, 2014, Dr. Massingale’s annual base salary was increased effective July 1, 2014 from $519,000 to $676,000 in light of his increased time commitment required in carrying out his responsibilities, which included assisting the Company in its search for a new Chief Executive Officer and other personnel. Based upon the recommendation of CAP, the Compensation Committee made base salary adjustments principally based upon market references but also the unique role of each executive. Specifically, the base salary of Mr. Snow (in his role as President prior to his promotion to Chief Executive Officer) was increased by 8.3%, Mr. Jones was increased by 10.5%, Ms. Allen's was increased by 7.1% and Mr. Rogers was increased by 2.9% effective July 1, 2014. As a result of these increases, the annual base salary rates of Mr. Rogers, Mr. Jones and Ms. Allen were $625,002, $525,000 and $375,000, respectively. Mr. Snow's base salary was $650,000 prior to his promotion to Chief Executive Officer.

Annual Cash Incentive Compensation

Annual cash incentive awards have been available to our named executive officers, as well as to other members of our executive management team, under the Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan, or Bonus Plan. The Bonus Plan was designed to reward management for the achievement of annual financial performance targets and other operational goals, which are linked to the creation of our long-term equity value. Under the Bonus Plan, the maximum annual payment that could have become payable to any individual in this fiscal year was $3,000,000.

Under the Bonus Plan, as it operated with respect to performance year 2014, each participant had a potential bonus pool that was based on a certain percentage of his or her base salary. For the named executive officers and other corporate and administrative managers, a portion of each of their respective potential bonus pools was tied to the achievement of the overall consolidated Bonus Plan EBITDA results (with respect to Mr. Rogers the Bonus Plan Hospital Based Services EBITDA results), or Financial Performance Component, and a portion was tied to the achievement of specific objectives as defined by management and our Compensation Committee and to senior management’s assessment of our and the individual executive officer’s performance, or Operating Performance Component. Our Board established a consolidated Bonus Plan EBITDA target and a Bonus Plan Hospital Based Services EBITDA target at the beginning of 2014. The consolidated Bonus Plan EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted to exclude other non-recurring or non-operating items such as transaction costs, restructured or discontinued operations or other extraordinary or unusual events occurring during the year. The Hospital Based Services Bonus Plan EBITDA is defined in the same manner as the consolidated Bonus Plan EBITDA with the exception of the exclusion of the management fees (which are eliminated on consolidation) and the exclusion of costs that are not allocated to the Hospital Based Services business line including the provision for income taxes, loss on the refinancing of debt and transaction costs.

In addition, while the Financial Performance Component generally comprised a substantial portion of the potential bonus pool, the exact allocation between the Financial Performance Component and the Operating Performance Component could vary from year to year. Our Board evaluates the allocation between the two components on an annual basis and has the flexibility to adjust the allocation percentages as needed in order to better align the incentives under the Bonus Plan.

The Financial Performance Component under the Bonus Plan contains threshold, target and maximum achievement levels, which can increase or decrease the potential payment under each participant’s bonus pool for 2014. For the named executive officers other than Mr. Rogers, the threshold level of achievement was based on Bonus Plan EBITDA results equal to 95% of the Bonus Plan EBITDA target, and the maximum level of achievement was based on Bonus Plan EBITDA results equal to or above 110% of the Bonus Plan EBITDA target. For Mr. Rogers the threshold level of achievement was based on Hospital Based Services Bonus Plan EBITDA results equal to 95% of the Hospital Based Services Bonus Plan EBITDA target, and the maximum level of achievement was based on the Hospital Based Services Bonus Plan EBITDA results equal to or above 110% of the Hospital Based Services Bonus Plan EBITDA target.

No payment is made under the Financial Performance Component if the threshold level of achievement is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved. At the threshold level of achievement for 2014, a participant’s bonus payment would be equal to 50% of his or her potential bonus pool allocated to the Financial Performance Component, and at the maximum level of achievement for 2014, a participant’s bonus payment would be equal to 200% of his or her bonus pool allocated to the Financial Performance Component. Bonus payments for actual results that fall between the threshold and maximum are adjusted on a linear basis.

The determination of the bonus payment amounts under the Operating Performance Component of the Bonus Plan for 2014 was subject to the achievement of a minimum threshold level of financial performance and the assessment of our Compensation Committee after considering the individual executive officer’s achievement of specific operational objectives as defined by management, as well as our Board’s and senior management’s assessment of our past and future performance, including, but not limited to, assessments of our operational performance during the performance year and the position of our company for the achievement of acceptable earnings growth in the subsequent year. If we do not achieve a minimum threshold performance on our Financial Performance Component, there is no payout under the Operating Performance Component either. The specific objectives defined by management vary from year to year and from one executive officer to another, but they generally relate to operational improvements that are within the individual executive officer’s area of responsibility, our strategic goals and enhancement of leadership and management skills. These objectives are typically qualitative objectives, and the Compensation Committee applied its business judgment in assessing the extent to which the individual executive officers met their objectives for 2014. The target level of achievement in 2014 under the Operating Performance Component is 100% and the maximum level of achievement in 2014 under the Operating Performance Component is 400% of the bonus pool allocated to this component of the Bonus Plan.

The following table highlights the individual objectives for our named executive officers in fiscal 2014:

Name    Objectives

Dr. Massingale	• Successfully recruit and assimilate the new Chief Executive Officer
•    Guide and advise in key physician matters including quality and patient safety as well as physician recruitment and retention
•    Support initiatives to achieve growth through sales and acquisitions

Mr. Snow    •    Support initiatives to achieve growth through sales and acquisitions
•    Enhance recruiting and retention efforts of physicians and other clinicians
•    Support quality, patient safety and risk management issues
Mr. Roth    •    Support initiatives to achieve growth through sales and acquisitions
•    Enhance recruiting and retention efforts of physicians and other clinicians
•    Support quality, patient safety and risk management issues

Mr. Jones    •    Support initiatives to achieve growth through sales and acquisitions
•    Expand investor relations initiatives

Ms. Allen    •    Support initiatives to achieve growth through sales and acquisitions
•    Evaluate and take actions to enhance corporate risk profile
•    Support quality, patient safety and risk management issues

Mr. Rogers    •    Support initiatives to achieve growth through sales and acquisitions
•    Enhance recruiting and retention efforts of physicians and other clinicians
•    Support quality, patient safety and risk management issues

In assessing our performance and our position for earnings growth in the subsequent year, the Compensation Committee considered a number of factors, including our Bonus Plan EBITDA results during 2014, our expectations regarding the subsequent year’s Bonus Plan EBITDA results (with respect to Mr. Rogers the Hospital Based Services Bonus Plan EBITDA), the quality of our revenue and sales growth during 2014 and our expectations regarding our revenue and sales growth in the subsequent year. The Compensation Committee did not use any specific formula in determining the bonus payments under the Operating Performance Component of the Bonus Plan for 2014 or assign any particular relative weightings to the various factors it considers in determining the payments but generally made its determination by first considering the extent of the executive officers’ achievement of their individual objectives and then by taking into account the various factors related to the assessment of our performance described above. Our Compensation Committee had discretion for 2014 to award nothing or more than the full amount allocated to the Operating Performance Component under the potential bonus pool of any given named executive officer.

For 2014, the target bonus opportunity of each of the named executive officers, except for Mr. Snow, was equal to the percentage of his or her respective annual base salary in effect as of December 31, 2014, as indicated in the table on page 30. The target bonus opportunity for Mr. Snow in 2014 was pro-rated using the base salary that was applicable for the positions at the Company that he held during fiscal 2014. Pursuant to the terms the Transition Services Agreement, the target bonus opportunity for Mr. Roth in 2014 was based upon his base salary of $950,000.

For 2014, 80% of the target bonus opportunity was based upon the Financial Performance Component for each of the named executive officers and administrative managers, except for Mr. Rogers, and 20% to the Operating Performance Component. With respect to Mr. Rogers, the Compensation Committee allocated 40% of the target bonus opportunity to the Financial Performance Component and 60% to the Operating Performance Component. For 2014, the Board set a consolidated Bonus Plan EBITDA target of $262.4 million and the actual consolidated Bonus Plan EBITDA result was approximately $298.9 million, or 113.9% of the consolidated Bonus Plan EBITDA target set for the year. For 2014, the Board set a Hospital Based Services Bonus Plan EBITDA target of $272.5 million and the actual Hospital Based Services Bonus Plan EBITDA result was approximately $319.4 million, or 117.2% of the Hospital Based Services Bonus Plan EBITDA target set for the year.

This actual consolidated Bonus Plan EBITDA and Hospital Based Services Bonus Plan EBITDA results were calculated by adjusting net income as set forth in the table below.

Bonus Plan EBITDA Calculation

	Year Ended December 31, 2014
	(in thousands)
	Consolidated	Hospital Based Services
Net earnings	$98,089	$35,107
Plus: Interest expense, net	15,050	51,614
Provision for income taxes	65,232	—
Depreciation	20,886	5,456
Amortization	55,647	55,647
Other (income) expenses, net	(4,588)	(3,842)
Loss on refinancing of debt	3,648	—
Contingent purchase and other acquisition compensation expense	30,637	30,637
Transaction costs	7,179	—
Management fees	—	138,055
Prior year professional liability loss adjustment	7,088	6,686
Bonus Plan EBITDA	$298,868	$319,360

Based upon the actual consolidated and Hospital Based Services Bonus Plan EBITDA results, the Compensation Committee determined to pay 200.0% of the Financial Performance Component of each named executive officer’s bonus pool to each such named executive officer. The Compensation Committee also determined that all of the named executive officers achieved all of their respective individual objectives under their Operating Performance Component and contributed to the Company’s strong financial performance and other achievements. Accordingly, the Compensation Committee determined to pay 100% of the Operating Performance Component to Ms. Allen, 200% to each of Messrs. Snow, Roth, Jones and Rogers in recognition of their efforts in completing the acquisition of fifteen physician practices in 2014 and 268% to Dr. Massingale in recognition of his leadership throughout our Chief Executive Officer succession process. The determination regarding the payments under the Operating Performance Component reflects the Compensation Committee’s subjective assessment, in its business judgment, regarding the appropriate total bonus payment for each named executive officer based on the executive officer’s achievement of the objectives defined for himself or herself and in light of our overall performance during 2014 and the position of our company for the achievement of earnings growth in 2015. The specific awards under the Bonus Plan for 2014 were reviewed and approved by the Compensation Committee in February 2015 and were paid in the first quarter of 2015.

The following table illustrates the operation of the Bonus Plan for fiscal 2014.

Name	Percentage of Base Salary Allocated to Target Bonus Opportunity	Target Bonus	Financial Performance Component of Bonus	Amount Awarded under Financial Performance Component of Bonus	Operating Performance Component of Bonus	Amount Awarded under Operating Performance Component of Bonus	Total Amount Awarded under Bonus Plan for Fiscal 2014
Dr. Massingale	85%	$574,600	$459,680	$919,360	$114,920	$308,340	$1,227,700
Mr. Snow (1)	90%; 100%	690,288	552,230	1,104,460	138,058	276,115	1,380,575
Mr. Roth (2)	125%	1,187,500	950,000	1,900,000	237,500	475,000	2,375,000
Mr. Jones	75%	393,750	315,000	630,000	78,750	157,500	787,500
Ms. Allen	50%	187,500	150,000	300,000	37,500	37,500	337,500
Mr. Rogers	70%	437,502	175,001	350,002	262,501	525,001	875,003

(1)
Mr. Snow's bonus calculation for fiscal year 2014 was pro-rated using the target bonus percentages applicable for the positions he held during fiscal 2014. The bonus pool consisted of 90% of his pro-rated base salary for his role as President and 100% of his pro-rated base salary for his role as President and Chief Executive Officer.

(2)	Pursuant to the Transition Services Agreement, Mr. Roth's bonus calculation is based on his $950,000 base salary for fiscal year 2014.

Discretionary Cash Bonus
We awarded Mr. Snow a $50,000 cash bonus in connection with his appointment as President and Chief Executive Officer of the Company.

Long-Term Equity Incentive Compensation

Our Compensation Committee believes that our company’s long-term financial success is achieved in part through an ownership culture that will incentivize our executives to work towards making business decisions that, over the long term, should increase the price of our stock. Accordingly, our Compensation Committee has provided equity incentive awards to our named executive officers on an annual basis since our initial public offering in December 2009 to continue to align our executives’ interests with those of our shareholders and to retain them.

In 2014, in making a determination about the type of equity incentive awards to be granted to executive management, the Compensation Committee considered the 2014 compensation study conducted by CAP which considered peer companies’ practices with respect to a mix of restricted stock units and options. The Compensation Committee determined that granting our executive management restricted stock units and options would meet our goals of fostering a culture of performance and commitment to our company. Restricted stock units serve as a retention tool for us and options serve as a component of performance based compensation because they only provide value to our executive management if our stock appreciates. Accordingly, the Compensation Committee granted a combination of restricted stock units and options as the form of the 2014 annual equity incentive award. When we consider our compensation program holistically (i.e. annual cash incentive, stock options, and restricted stock units), we believe it supports a strong performance culture that aligns with our shareholders.

Consistent with 2013, in making decisions about the size of equity awards in 2014, the Compensation Committee determined the aggregate pool of restricted stock units and options available to all eligible employees, including the named executive officers, based on a percentage of outstanding common stock, restricted stock and options. The Compensation Committee then determined the specific sizes of restricted stock units and options to be granted to each named executive officer based on the recommendations of Greg Roth, our former Chief Executive Officer after considering a variety of factors, including, among others, each named executive officer’s existing equity holdings, the vesting dates/terms of such existing holdings, the size of annual equity grants awarded to similarly situated executive officers in the Compensation Comparison Group (discussed under “Compensation Determination Process—Use of Compensation Consultant”), and a desire to provide allocations among management members that would be within the pool limit and reasonable and equitable in light of the executive officers’ respective roles and responsibilities within the Company. The Compensation Committee did not use any specific formula in determining the sizes of restricted stock units or options granted to the named executive officers or assign any particular relative weightings to the various factors it considered but awarded long-term equity incentives in amounts that they believed were fair and reasonable in light of the peer companies’ practices and would ensure that our executive officers have a continuing stake in our long-term success.

In May 2014, our Compensation Committee determined to grant 61,761 stock options to Dr. Massingale, 32,425 stock options to Mr. Snow, 32,425 stock options to Mr. Jones, 13,742 stock options to Ms. Allen and 26,064 stock options to Mr. Rogers. All of these options vest annually in equal installments over a period of four years in order to encourage executive officers’ continued service with the Company. The Committee believes that options link executive compensation to share price performance, gaining value only if the stock price increases. All of these options have an exercise price equal to the closing price of the underlying shares on the date of grant and have an expiration date of May 20, 2022 which is eight years from the date of grant. The Compensation Committee also determined to grant 21,124 restricted stock units with a grant date fair value of $1,000,010 to Dr. Massingale, 11,090 restricted stock units with a value of $525,001 to Mr. Snow, 11,090 restricted stock units with a value of $525,001 to Mr. Jones, 4,701 restricted stock units with a value of $222,545 to Ms. Allen and 8,915 restricted stock units with a value of $422,036 to Mr. Rogers. These restricted stock units vest annually in equal installments over a period of four years. We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information.
On May 20, 2014, the Company entered into an amendment to Dr. Massingale’s Employment Agreement pursuant to which Dr. Massingale agreed to devote more time, attention and effort to our business and to assist the Company its search for a new Chief Executive Officer and additional personnel. As part of this amendment Dr. Massingale will now become fully vested in his outstanding equity awards upon his termination of employment by the Company without “Cause”, due to his death or “Disability” or due to his termination for “Good Reason” or retirement (as such terms are defined in the Employment Agreement). Any stock options held by Dr. Massingale at the time of a qualifying termination of his employment will remain outstanding for up to two years following the date of his employment termination (but not beyond the normal full option term), provided that Dr. Massingale does not breach his restrictive covenants. The modifications with respect to Dr. Massingale’s equity awards resulted in $16,902 of incremental expense calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Additionally, as a result of this amendment, the fair value of any future equity awards granted to Dr. Massingale will be recognized as an expense effective on the date of the grant.

Special Equity Awards
On May 20, 2014, Mr. Rogers received a retention grant of 21,124 restricted stock units with a grant date fair value of $1,000,010 which will vest on December 31, 2017 subject to his continued employment through such vesting date. Also, on May 20, 2014, Mr Snow received a retention grant of 42,248 restricted stock units valued at $2,000,020 and Mr. Jones received a retention grant of 21,124 restricted stock units valued at $1,000,010. The restricted stock units granted to Messrs. Snow and Jones under the retention grant will vest at the end of four years subject to their continued employment through the vesting date.
Following Mr. Snow's promotion to Chief Executive Officer of the Company, the Board determined that it was in the Company's best interest to redefine Dr. Massingale's role and to incentivize him to remain with the Company. On December 31, 2014, Dr. Massingale received a special grant of restricted stock units of 47,802 restricted stock units, which had a grant date fair value of $2,750,000 and will vest in equal annual installments on each of the first three anniversaries of the grant, subject to his continued employment through such vesting dates.

Benefits and Executive Perquisites

We also provide certain other benefits described below to our employees, including our named executive officers, which are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits are intended to support our compensation objectives related to the attraction and retention of superior management talent and to ensure that our executives remain appropriately focused on their job responsibilities without unnecessary distractions.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Team Health, Inc. 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At the discretion of the Board, we may make a matching contribution of up to 50%, subject to annual limits established under the Internal Revenue Code, of the first 6% of employees’ contributions under this 401(k) plan as determined each year. The Board authorized such maximum discretionary amount as a match on employees’ 401(k) plan contributions for 2014, including contributions by our named executive officers. Employee and company matching contributions are fully vested at the time they are made. Participants may receive distribution of their 401(k) plan accounts at any time after their service with us ceases.

In addition, our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently, all active participants are permitted to defer a portion of their salary under the SERP. In our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP, and the participants will always be vested in all amounts credited to their accounts. Mr. Rogers, Mr. Jones and Ms. Allen were the only named executive officers that elected to participate in the SERP in 2014. Mr. Rogers, Mr. Jones and Ms. Allen did not receive a contribution from us in 2014. See “Nonqualified Deferred Compensation for 2014.”

We maintain no defined benefit plans.

Other Benefits

All executive officers, including our named executive officers, are eligible for other benefits from us including: medical, dental, life insurance and short-term disability insurance. In addition, we provide long-term disability insurance coverage on behalf of our named executive officers at an amount equal to 60% of current base salary. Our named executive officers also participate in our Personal Time Off program, which provides paid leave during the year at various amounts based upon the executive’s position within the company and length of service.

Perquisites

Each of our named executive officers receives an annual automobile allowance of $9,000 ($12,000 in the case of Dr. Massingale and Mr. Roth) for personal and business use, with the exception of Mr. Snow, who no longer receives an automobile allowance following his appointment as Chief Executive Officer. With the exception of Mr. Snow, who no longer receives a professional relationship allowance following his appointment as Chief Executive Officer, we also provide an annual allowance of $750 ($1,000 in the case of Dr. Massingale and Mr. Roth) for maintenance of professional relationships and $600 ($800 in the case of Dr. Massingale, Mr. Roth and Mr. Snow) for personal financial planning assistance. In addition, Dr. Massingale, Mr. Snow, and Mr. Roth (and other senior executives upon approval of the Chief Executive Officer) may have limited use of our corporate aircraft for personal purposes.

These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Severance Arrangements

The Compensation Committee believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Accordingly, our named executive officers are entitled, under their employment agreements with us, to cash and certain other benefits in the event that their employment is terminated under certain circumstances. See the description of these arrangements under “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.” Some of these arrangements have been in place for several years and contain gross-ups on excise taxes. While we have grandfathered these provisions, we will not provide for gross-ups on excise taxes in any future arrangements.

Stock Ownership Guidelines

The Company has executive stock ownership guidelines pursuant to which certain covered executives are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. Under the guidelines, the Executive Chairman has a target ownership level established as the lesser of 75,000 shares or the equivalent value of 300% of base salary. The Chief Executive Officer has a target ownership level established as the lesser of 200,000 shares or the equivalent value of 500% of base salary. The President, Chief Operating Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and General Counsel have target ownership levels established as the lesser of 50,000 shares or the equivalent value of 200% of base salary. Other designated key executives have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 20% of base salary. Covered executives are suggested to achieve these levels of stock ownership within the later of five years after the adoption of the guidelines or five years after first being designated as a covered executive. If a covered executive’s guidelines changes because of a change in title or increase in base salary, a three year period to achieve these guidelines begins with the date of the title change or base salary increase.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining an executive’s share ownership level, the following are included:

•    stock purchased on the open market;

•    stock obtained through stock option exercises;

•    restricted stock and restricted stock units;

•    stock held in any Company stock purchase plan;

•	stock deemed to be owned based on the intrinsic value of vested and unvested unexercised options received in connection with the Company’s conversion from a limited liability company to a corporation;

•    deferred stock units; and

•    stock beneficially owned in a trust, by a spouse and/or minor children.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Glenn A. Davenport
Vicky B. Gregg
Joseph L. Herring

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by, or paid to, our named executive officers for fiscal years 2014, 2013 and 2012 for services rendered to us.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
H. Lynn Massingale, M.D	2014	591,462	—	3,750,059	1,016,903	1,227,700	107,643	6,693,767
Executive Chairman and Director	2013	470,566	—	367,005	367,014	446,698	70,717	1,722,000
	2012	326,898	—	—	434,237	288,030	85,021	1,134,186
Michael D. Snow	2014	695,192	50,000	2,525,021	525,008	1,380,575	55,421	5,231,217
President, Chief Executive Officer and Director	2013	392,308	—	422,027	422,003	295,950	209,697	1,741,985
Greg Roth	2014	950,000	—	—	—	2,375,000	157,955	3,482,955
Former Chief Executive Officer and Director	2013	857,095	—	1,400,003	1,400,004	1,202,434	69,463	4,928,999
	2012	767,252	—	—	1,259,286	781,033	56,002	2,863,573
David P. Jones	2014	498,077	—	1,525,011	525,008	787,500	26,780	3,362,376
Executive Vice President and Chief Financial Officer	2013	445,923	—	422,027	422,003	336,682	25,868	1,652,503
	2012	415,077	—	—	347,389	318,749	25,734	1,106,949
Heidi S. Allen	2014	361,539	—	222,545	222,503	337,500	19,594	1,163,681
Senior Vice President and General Counsel	2013	343,538	—	165,527	165,506	177,201	18,823	870,595
	2012	333,423	—	—	217,118	179,456	19,862	749,859
Oliver Rogers	2014	615,578	—	1,422,046	422,014	875,003	24,016	3,358,657
Executive Vice President and Chief Operating Officer
(1) Amounts shown reflect the named executive officers annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year. See—“Compensation Discussion and Analysis—Compensation Elements—Base Salaries.”
(2) The amount reported in this column for Mr. Snow reflects a cash bonus in connection with his appointment as President and Chief Executive Office of the Company.
(3) These amounts represent the aggregate grant date fair value of restricted stock unit awards granted in 2014 calculated based on the Company’s closing share price of its common stock on the date of the grant. The amount for Messrs. Snow, Jones and Rogers include the restricted stock unit awards for retention purposes that were granted on May 20, 2014 and the amount for Dr. Massingale includes the restricted stock unit award for retention purposes that was granted December 31, 2014. See—“Compensation Discussion and Analysis—Compensation Elements—Special Equity Awards.”
(4) These amounts represent the aggregate grant date fair value of option awards granted in the specified fiscal year as calculated pursuant to ASC Topic 718, utilizing the assumptions discussed in Note 14 of our financial statements in our Form 10-K for the year ended
December 31, 2014. As described in “Compensation Discussion and Analysis-Compensation Elements-Long-Term Equity Incentive Compensation”, in connection with the amendment to Dr. Massingale’s employment agreement in May 2014 the terms of Dr. Massingale’s equity awards were modified and there was incremental fair value calculated and recognized in accordance with ASC Topic 718 with respect to the modification of his option awards in the amount of $16,902.
(5) Reflects amounts awarded for performance under both the Financial Performance Component and the Operating Performance Component of the Bonus Plan. The amount reported for Mr. Snow in fiscal 2014 reflects a pro-rated, annual, cash incentive award based on his target bonus percentages and applicable Financial Performance Component and Operating Performance Component as applied to the applicable base salary for the positions he held during fiscal 2014. The amounts awarded for performance year 2014 were paid in the first quarter of 2015. See "Compensation Discussion and Analysis —Annual Cash Incentive Compensation" above for additional details on amounts shown for 2014.
(6) All Other Compensation for Dr. Massingale for 2014 included the following:

Personal use of corporate aircraft	$68,450
Long-term disability insurance premiums	15,112
Automobile allowance	12,000
401(k) matching contribution	7,800
Health and dental insurance premiums	1,368
Life insurance premiums	1,114
Professional fees	1,000
Financial planning	800

All Other Compensation for Mr. Snow for 2014 included the following:

Personal use of corporate aircraft	32,841
401(k) matching contribution	7,800
Automobile allowance	6,404
Long-term disability insurance premiums	6,329
Health and dental insurance premiums	1,367
Life insurance premiums	680
All Other Compensation for Mr. Roth for 2014 included the following:

Personal use of corporate aircraft	$123,615
Automobile allowance	12,000
Long-term disability insurance premiums	7,987
401(k) matching contribution	7,800
Health and dental insurance premiums	5,440
Life insurance premiums	1,114
All Other Compensation for Mr. Jones for 2014 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,800
Health and dental insurance premiums	7,136
Long-term disability insurance premiums	2,302
Life insurance premiums	542
All Other Compensation for Ms. Allen for 2014 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,800
Long-term disability insurance premiums	1,792
Financial planning	600
Life insurance premiums	403
All Other Compensation for Mr. Rogers for 2014 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,800
Long-term disability insurance premiums	6,659
Life insurance premiums	557
Perquisites and other personal benefits included in All Other Compensation reflect the incremental cost to us and are valued based upon the actual costs of such services. The incremental costs for Dr. Massingale, Mr. Snow and Mr. Roth’s personal use of corporate aircraft have been calculated based on the standard operating costs of the aircraft per hour multiplied by the number of hours used by the executive for personal travel.

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Equity Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
H. Lynn Massingale, M.D.		229,840		574,600		1,379,040
	5/20/14										16,902	(4)
	5/20/14								61,761	47.34	1,000,001	(5)
	5/20/14							21,124		47.34	1,000,010	(6)
	12/31/14							47,802		57.53	2,750,049	(7)
Michael D. Snow	5/20/14	276,115	(2)	690,288	(2)	1,656,690	(2)
	5/20/14								32,425	47.34	525,008	(5)
	5/20/14							11,090		47.34	525,001	(6)
	5/20/14							42,248		47.34	2,000,020	(7)
Greg Roth		475,000	(3)	1,187,500	(3)	2,850,000	(3)
David P. Jones	5/20/14	157,500		393,750		945,000
	5/20/14								32,425	47.34	525,008	(5)
	5/20/14							11,090		47.34	525,001	(6)
	5/20/14							21,124		47.34	1,000,010	(7)
Heidi S. Allen		75,000		187,500		450,000
	5/20/14								13,742	47.34	222,503	(5)
	5/20/14							4,701		47.34	222,545	(6)
Oliver Rogers		87,500		437,502		1,400,004
	5/20/14								26,064	47.34	422,014	(5)
	5/20/14							8,915		47.34	422,036	(6)
	5/20/14							21,124		47.34	1,000,010	(7)
(1) Reflects possible payouts under the Financial and Operating Performance Components of the Bonus Plan for the 2014 performance year. The actual bonuses paid to our named executive officers under the Bonus Plan, which include payouts under both the Financial Performance Component and the Operating Performance Component, are disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and described in "Compensation Discussion and Analysis - Annual Cash Incentive Compensation" above.
(2) Amounts shown reflect the proration of Mr. Snow's annual performance based cash bonus for fiscal 2014 using the target percentages an applicable Financial Performance Component and Operating Performance Component for his positions held in 2014. See "Compensation Discussion and Analysis - Annual Cash Incentive Compensation" above for additional information.

(3)	Pursuant to the Transition Services Agreement, Mr. Roth's bonus calculation for fiscal year 2014 is based on his $950,000 base salary for fiscal year 2014.
(4) Amount represents the incremental fair value recognized upon the modification of Dr. Massingale’s outstanding options awards in connection with an amendment to his employment agreement. See-“Compensation Discussion and Analysis-Compensation Elements-Long-Term Equity Incentive Compensation” for more information.
(5) Amount represents the aggregate grant date fair value of option awards in accordance with the guidance in ASC Topic 718, utilizing assumptions discussed in Note 14 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2014.
(6) Amount represents the aggregate grant date fair value of restricted stock unit awards based on the Company’s closing share price on the date of the grant.

(7)	Amount represents the retention restricted stock unit award. The grant date fair value of the restricted stock unit award was based on the Company's closing share price on the date of grant.

Narrative Supplement to the Summary Compensation Table and
2014 Grants of Plan-Based Awards Table

Employment Agreements

We entered into an amended and restated employment agreement with Dr. Massingale as of November 25, 2009 and subsequently amended as of August 1, 2011, January 1, 2012, May 20, 2014 and December 18, 2014, pursuant to which Dr. Massingale serves as our Executive Chairman. The term of Dr. Massingale’s employment agreement ends on December 31, 2017 and his annual base salary and target annual bonus for 2015 and 2016 will be 70% of the target compensation for our Chief Executive Officer. Effective January 1, 2017, Dr. Massingale’s annual base salary and target annual bonus will be 50% of our Chief Executive Officer’s target compensation.

Mr. Roth’s employment agreement was amended and restated as of November 25, 2009 and subsequently amended as of February 11, 2011. Mr. Roth’s employment agreement was further amended on January 7, 2014 by a transition services agreement pursuant to which Mr. Roth continued to be employed under the terms of his employment agreement during our recruitment of his successor. Mr. Roth continued to receive compensation under the terms of his employment agreement through December 31, 2014. Pursuant to the transition services agreement, for a period commencing on September 1, 2014 and ending December 31, 2017, we retained Mr. Roth to provide advisory services and will pay him a yearly retainer of $425,000 beginning on January 1, 2015.

We entered into an amended and restated employment agreement with Mr. Snow, effective as of September 1, 2014, pursuant to which he serves as our Chief Executive Officer. Mr. Snow’s employment agreement has an initial three-year term, subject to automatic one-year renewal periods upon the expiration of the initial term or subsequent term unless earlier terminated pursuant to the agreement.

Mr. Jones, Ms. Allen and Mr. Rogers are each parties to respective employment agreements that were amended and restated, effective August 1, 2011, and, in the case of Mr. Rogers, subsequently amended effective as of September 1, 2014, subject to the same renewal provision as Mr. Snow’s employment agreement.

Each employment agreement provides for the payment of an annual base salary, subject to annual review and adjustment, as well as the opportunity to earn an annual bonus having a target amount. As of December 31, 2014, the target amount was equal to 85% of base salary in the case of Dr. Massingale, 125% of the base salary in the case of Mr. Roth, 100% of base salary in the case of Mr. Snow (pro-rated to reflect the portion of the year for which he served as Chief Executive Officer), 75% of base salary in the case of Mr. Jones, 70% of base salary in the case of Mr. Rogers and 50% of base salary in the case of Ms. Allen. However, the maximum annual bonus that can be earned by any of these executive officers with respect to a fiscal year may be adjusted pursuant to the terms of the Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation.”

Pursuant to each employment agreement, we have agreed to provide the executive officer with all standard benefits that we normally provide to other similarly situated executive officers. Pursuant to the employment agreements with Dr. Massingale, Mr. Jones, and, for the year ending December 31, 2014, Mr. Roth, we have also agreed to cover the cost of standard medical and dental benefits for the executive officer and his eligible dependents. Each employment agreement also requires us to maintain a life insurance policy in a face amount that is equivalent to two times the executive officer’s base salary (or three times in the case of Dr. Massingale and Mr. Roth), as adjusted from time to time. Dr. Massingale is also entitled to other benefits and perquisites under his employment agreement, including, but not limited to, paid vacation, the right to an unpaid three week sabbatical after each consecutive five years of service, disability benefits and a monthly automobile allowance (of $1,000 per month) and reasonable use of our aircraft (for personal travel) for up to 40 hours per year (with unused hours forfeited at the end of each applicable year). Similarly, Mr. Snow and, for the year ending December 31, 2014, Mr. Roth’s employment agreements provide for reasonable use of our aircraft (for personal travel) for up to 40 hours per year in the same manner as that provided to Dr. Massingale under his employment agreement. The other named executive officers are also entitled to other benefits and perquisites under their respective employment agreements, including but not limited to, paid vacation, certain disability benefits and a monthly automobile allowance.

Each employment agreement and Mr. Roth’s transition services agreement also provides for certain payments and benefits in the event the executive officer’s employment is terminated under specified circumstances or in the event of a change of control. See “Potential Payments upon Termination or Change-in-Control-Summary of Severance Arrangements” for a summary description of these provisions.

Outstanding Equity Awards at Fiscal-Year End 2014

The following table provides information with respect to holdings of equity-based awards held by the named executive officers at 2014 fiscal-year end.

	Option Awards							Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2)(13)
H. Lynn Massingale, M.D.	12/15/09	181,973	(2)	—		14.93	12/15/19	—		—
	5/26/11	22,500	(4)	7,500	(4)	21.64	05/26/21	—		—
	5/18/12	25,000	(5)	25,000	(5)	22.09	05/18/22	—		—
	5/23/13	6,315	(6)	18,947	(6)	38.45	05/23/21	7,159	(8)	411,857
	5/20/14	—	(7)	61,761	(7)	47.34	05/20/22	21,124	(9)	1,215,264
	12/31/14	—		—		—		47,802	(10)	2,750,049
Greg Roth	5/26/11	—	(4)	36,250	(4)	21.64	5/26/21	—		—
	5/18/12	49,365	(5)	72,500	(5)	22.09	5/18/22	—		—
	5/23/13	24,091	(6)	72,273	(6)	38.45	5/23/21	27,309	(8)	1,571,087
Michael D. Snow	5/23/13	7,261	(6)	21,786	(6)	38.45	5/23/21	8,232	(8)	473,587
	5/20/14	—	(7)	32,425	(7)	47.34	5/20/22	11,090	(9)	638,008
	5/20/14	—		—		—		42,248	(12)	2,430,527
David P. Jones	5/26/11	—	(4)	10,000	(4)	21.64	5/26/21	—		—
	5/18/12	—	(5)	20,000	(5)	22.09	5/18/22	—		—
	5/23/13	7,261	(6)	21,786	(6)	38.45	5/23/21	8,232	(8)	473,587
	5/20/14	—	(7)	32,425	(7)	47.34	5/20/22	11,090	(9)	638,008
	5/20/14	—		—		—		21,124	(12)	1,215,264
Heidi S. Allen	12/15/09	3,010	(1)	—		14.93	12/15/19	—		—
	5/26/11	22,500	(4)	7,500	(4)	21.64	5/26/21	—		—
	5/18/12	12,500	(5)	12,500	(5)	22.09	5/18/22	—		—
	5/23/13	2,848	(6)	8,544	(6)	38.45	5/23/21	3,229	(8)	185,764
	5/20/14	—	(7)	13,742	(7)	47.34	5/20/22	4,701	(9)	270,449
Oliver Rogers	5/27/10	7,500	(3)	—		13.40	5/27/20	—		—
	5/26/11	10,000	(4)	10,000	(4)	21.64	5/26/21	—		—
	5/18/12	10,000	(5)	20,000	(5)	22.09	5/18/22	—		—
	5/23/13	7,261	(6)	21,786	(6)	38.45	5/23/21	8,232	(8)	473,587
	5/20/14	—	(7)	26,064	(7)	47.34	5/20/22	8,915	(9)	512,880
	5/20/14	—		—		—		21,124	(11)	1,215,264

(1) Options awards for Ms. Allen that were granted in connection with the corporate conversion prior to our initial public offering that vest daily through June 23, 2013
(2) Option awards for Dr. Massingale that were granted in connection with the corporate conversion prior to our initial public offering that were fully vested on the date of grant.
(3) Option awards for Mr. Rogers that vest annually through May 27, 2014.
(4) Option awards for Dr. Massingale, Mr. Roth, Mr. Rogers, Mr. Jones and Ms. Allen that vest annually through May 26, 2015.
(5) Option awards for Dr. Massingale, Mr. Roth, Mr. Rogers, Mr. Jones and Ms. Allen that vest annually through May 18, 2016.
(6) Option awards for Dr. Massingale, Mr. Roth, Mr. Snow, Mr. Rogers, Mr. Jones and Ms. Allen that vest annually through May 23, 2017.
(7) Option awards for Dr. Massingale, Mr. Roth, Mr. Snow, Mr. Rogers, Mr. Jones and Ms. Allen that vest annually through May 20, 2018.
(8) Restricted stock vests annually in equal installments over a period of four years through May 23, 2017.
(9) Restricted stock units vest annually in equal installments over a period of four years through May 20, 2018.
(10) Restricted stock units vest annually in equal installments over a period of three years through December 31, 2017.
(11) Restricted stock units vest on December 31, 2017.
(12) Restricted stock units vest on May 20, 2018.
(13) Market value is based on the closing price on the NYSE of our common stock of $57.53 on December 31, 2014 multiplied by the number of shares.

Option Exercises and Stock Vested in 2014

The following table provides information with respect to the vesting of stock awards held by our named executive officers during fiscal year 2014.

	Option Awards		Stock Awards
Name:	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
H. Lynn Massingale, M.D.	128,000	5,287,915	2,386	117,463
Greg Roth	219,250	7,196,544	9,102	448,091
Michael D. Snow	—	—	2,744	135,087
David P. Jones	32,500	1,220,702	2,744	135,087
Heidi S. Allen	59,625	2,512,117	1,076	52,971
Oliver Rogers	124,560	4,340,730	2,744	135,087
(1) Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.
(2) The common stock value was determined by our daily stock price on May 23, 2014, the day the stock vested.

Nonqualified Deferred Compensation for 2014

Our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently under the SERP, a participant is permitted to defer up to $37,500 per year of his or her base salary. In addition to the amount a SERP participant elects to defer to his or her account, in our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP in a form and amount determined by us, and the participants will always be vested in all amounts credited to their accounts. Participants can generally receive distributions of his or her accounts in the following situations: (1) upon termination of employment (in which case payment will be made in a lump sum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election); (2) upon a distribution date the participant specifies (in which case payment will be made in a lump sum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election) and (3) upon a hardship withdrawal request made by the participant in connection with an unforeseeable emergency. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds. Investment experience in the funds is credited to the participants’ accounts daily, net of investment option related expenses. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2014, participants were able to choose among a total of 17 investment options of which the named executive officers invested in 15 investment options in 2014:

Name of Fund	Rate of Return % YE 12/31/2014	Name of Fund	Rate of Return % YE 12/31/2014
First Eagle Overseas	-0.97	Columbia Acorn	0.55
American Funds Washington Mutual	11.49	PIMCO Real Return	2.75
Aston/TAMRO Small Cap	0.19	Vanguard 500 Index Signal	32.33
American Funds Europacific Growth	-2.66	Vanguard 500 Index Admiral	13.64
T Rowe Price Growth Stock Adv	8.57	Invesco Equity and Income	9.52
MFS Diversified Target Return	7.69	Goldman Sachs Midcap Value	13.25
MFS Bond Fund	5.69	PIMCO All Asset All Authority	-2.72
Schwab Value Advantage Money Prime	0.01

The following table reflects activity in the SERP for the named executive officers during fiscal year 2014.

Name:	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FY(3) ($)
H. Lynn Massingale, M.D	—	—	—	—	—
Greg Roth	—	—	—	—	—
Michael D. Snow	—	—	—	—	—
David P. Jones(1)	15,000	—	9,197	36	250,045
Heidi S. Allen(1)	37,500	—	12,762	40	290,524
Oliver Rogers(1)	37,500	—	30,850	62	447,286
(1) Mr. Jones, Ms. Allen and Mr. Rogers were the only named executive officers that elected to participate in the SERP in 2014.
(2) These amounts represent salary deferrals to the SERP and are included in the Salary column of the Summary Compensation Table.
(3) All of the amounts shown under the Aggregate Balance at Last FYE column were previously reported in the Summary Compensation Table.

Potential Payments upon Termination or Change-in-Control

The following tables describe the potential payments and benefits under our compensation and benefit plans and contractual agreements to which the named executive officers would be entitled upon the occurrence of the specified triggering event on December 31, 2014.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason Following a Change of Control	Voluntary Termination without Good Reason	Death	Disability	Change of Control
H. Lynn Massingale, M.D.
Cash Severance Payment	$2,750,000	$3,807,400	$—	$3,807,400	$3,807,400	$—
Continuing Medical Benefits	20,478	20,478	20,478	20,478	20,478	—
Acceleration of Equity Awards(1)	2,750,049	2,750,049	—	2,750,049	2,750,049	2,750,049
Excise Tax Gross-up(2)	—	2,622,047	—	—	—	2,622,047
Total Termination Benefits	$5,520,527	$9,199,974	$20,478	$6,577,927	$6,577,927	$5,372,096

(1) Pursuant to amendments that were made to Dr. Massingale’s employment agreement in May and December of 2014, all of his outstanding equity awards (other than his December 31, 2014  special grant of 47,802 restricted stock units) will become fully vested upon any termination of his employment (other than for “cause”), whether voluntary or involuntary.  Accordingly, since Dr. Massingale’s rights with respect to such outstanding equity awards are no longer subject to continued service requirements, no incremental value for acceleration of equity awards has been included for such awards.   By contrast, the 47,802 restricted stock units that were granted to Dr. Massingale on December 31, 2014 remain subject to forfeiture in the event that Dr. Massingale voluntarily terminates employment (other than for good reason) prior to the scheduled vesting dates, with potential accelerated vesting in the event of an involuntary termination without cause, a termination for good reason, a termination due to death or disability or upon a change of control.  Accordingly, the potential acceleration of equity award value for Dr. Massingale includes the value of such 47,802 restricted stock units.
(2) Represents the tax indemnity on all outstanding equity awards (including options, restricted stock, and restricted stock units) held by Dr. Massingale that we would be required to pay under the terms of Dr. Massingale’s employment agreement. See “Summary of Severance Arrangements—Dr. Massingale’s Employment Agreement.”

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
Michael D. Snow
Cash Severance Payment	$3,476,525	—	3,476,525	3,476,525	—
Continuing Medical Benefits	29,856	—	29,856	29,856	—
Acceleration of Equity Awards	2,430,527	—	4,288,210	4,288,210	4,288,210
Total Termination Benefits	$5,936,908	$—	$7,794,591	$7,794,591	$4,288,210
David P. Jones
Cash Severance Payment	$2,174,182	$—	$2,174,182	$2,174,182	$—
Continuing Medical Benefits	40,623	—	40,623	40,623	—
Acceleration of Equity Awards	1,215,264	—	4,140,646	4,140,646	4,140,646
Total Termination Benefits	$3,430,069	$—	$6,355,451	$6,355,451	$4,140,646
Heidi S. Allen
Cash Severance Payment	$1,264,701	$—	$1,264,701	$1,264,701	$—
Continuing Medical Benefits	40,623	—	40,623	40,623	—
Acceleration of Equity Awards	—	—	1,471,438	1,471,438	1,471,438
Total Termination Benefits	$1,305,324	$—	$2,776,762	$2,776,762	$1,471,438
Oliver Rogers
Cash Severance Payment	$2,665,582	$—	$2,665,582	$2,665,582	$—
Continuing Medical Benefits	29,856	—	29,856	29,856	—
Acceleration of Equity Awards	1,215,264	—	3,950,700	3,950,700	3,950,700
Total Termination Benefits	$3,910,702	$—	$6,646,138	$6,646,138	$3,950,700

Summary of Severance Arrangements

As discussed above, each of our named executive officers has an employment agreement, and in the case of Mr. Roth and effective January 7, 2014, a transition services agreement. The following is a summary of certain payments and benefits that would be provided to the named executive officers upon certain terminations of employment or, as applicable, following a change of control of the company.

Dr. Massingale’s Severance Arrangements

Involuntary Termination without Cause or Voluntary Termination for Good Reason. In the event Dr. Massingale’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case prior to December 31, 2017 and subject to continued compliance with the restrictive covenants described below, we will provide him with:

•
an amount equal to $2,750,000 reduced (but not below zero) by the aggregate salary and annual bonus payments made to Dr. Massingale for his services rendered from 2015 through 2017 (the “Severance Amount”) paid in 12 equal monthly installments beginning on the date of termination;

•
a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination if such pro rata portion is in excess of the Severance Amount, paid in a lump sum within two and one-half months after the end of the applicable fiscal year; and

•
an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members until he reaches the age of 65 payable in monthly installments, beginning on the date of termination.

Termination as a Result of Death or Disability or Voluntary Termination without Good Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated due to his death or by us as a result of his “disability” (as such term is defined in his employment agreement), or if he resigns without good reason within one year following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide him or, in the event of his death, his estate, with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•
an amount equal to two times his base salary plus an amount equal to two times his annual bonus for the most recently completed bonus period paid in 12 equal monthly installments (or, in the case of his death, 24 equal monthly installments) beginning on the date of termination; and

•
an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members until he reaches the age of 65 payable in monthly installments, beginning on the date of termination.

These payments, however, will be reduced by the amount of any life or disability proceeds that are paid to Dr. Massingale (or his estate) from any life insurance or disability insurance policy that we maintain for his benefit.
Termination for Any Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. In addition, if, within the one-year period following a change of control, any payments due to Dr. Massingale as a result of the termination of his employment for any reason (other than by us for cause, or as a result of his death or disability) are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Dr. Massingale on the date that is six months and one day after his separation of service with us.
Accelerated Vesting upon a Change of Control and Certain Terminations. Upon the occurrence of a change of control or Dr. Massingale’s termination of employment by us without cause, voluntary resignation for good reason, death, disability or retirement, Dr. Massingale’s outstanding equity awards will become fully vested;

provided, however, that the special restricted stock unit grant made to Dr. Massingale on December 31, 2014 will not vest in the event of a voluntary retirement without good reason.
Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Dr. Massingale has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter (or, if he is terminated by us without cause or if he resigns for good reason, for the one-year period thereafter), he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
Mr. Roth’s Severance Arrangements
Mr. Roth did not receive severance and is not entitled to receive severance pursuant to the terms of his Transition Services Agreement.
Mr. Snow’s Severance Arrangements
Involuntary Termination without Cause, Voluntary Termination for Good Reason. In the event Mr. Snow’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), subject to continued compliance with the restrictive covenants described below, we will provide him with:

•
an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination;

•
an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to him and his family members for 24 months, paid in bi-weekly installments, beginning on the date of termination; and

•	any unpaid bonus earned for all completed bonus periods; and

•	a pro rata bonus for the bonus period in which his termination occurs, based on actual performance.
As a part of Mr. Snow's amended and restated employment agreement, he agreed to:

•	forgo his prior contractual right to receive severance upon a termination of employment by the Company for “cause” within one year following a sale of the Company; and

•
new language that was added to the agreement to cap any payments otherwise payable to Mr. Snow in the event that such payments would result in “excess parachute payments” under Section 280G of the Internal Revenue Code, unless Mr. Snow’s net after tax position would be better without the imposition of such a cap, in which case the cap on payments would not be applied.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Mr. Snow has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
Severance Arrangements for Mr. Jones, Ms. Allen and Mr. Rogers
Involuntary Termination without Cause, Voluntary Termination for Good Reason or Involuntary Termination by us following a Change of Control. In the event one of the above-named named executive officer’s employment is terminated by us without “cause” or the executive resigns for “good reason” (as such terms are defined in the executive’s employment agreement and summarized below), or the executive’s employment is terminated by us for any reason (other than death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide the executive with:

•	an amount equal to two (2) times the executive’s base salary plus an amount equal to two (2) times the executive’s annual bonus (based on the average bonus that the executive received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination; and

•
an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to the executive and the executive’s applicable family members for twenty-four (24) months, paid in bi-weekly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, each of the above-named executive officer’s outstanding equity awards will become fully vested.
Restrictive Covenants. As a result of the restrictive covenants contained in the employment agreements with the above-named executive officers, each such executive officer has agreed not to disclose our confidential information at any time, and, for the period during which the executive officer provides services to us and for the two-year period thereafter, the executive officer has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
The term “good reason” is generally defined in all of our employment agreements with our named executive officers to mean (1) a substantial adverse change to the executive’s primary responsibilities (which, in the case of Mr. Jones, would also include an adverse change in the executive’s authority, and in the case of Dr. Massingale, would include his removal as director or chairman or his requirement to report to any person other than directly to the Board), (2) reduction of the executive’s base salary or our failure to make bonus payments in accordance with the terms of the executive’s employment agreement, (3) relocation of the executive to a place of business more than 50 miles away from the executive’s current place of business or (4) any other material breach by us of the executive’s employment agreement. Notwithstanding the foregoing, upon receiving notice from an executive that an occurrence constituting good reason has occurred, we will have 20 days (or, in the case of Dr. Massingale, 10 days) following receipt of such notice to cure such event.
The term “cause” is generally defined in all of our employment agreements with our named executive officers to mean (1) the executive’s conviction of or the entering into a guilty plea or plea of no contest with respect to a felony, or any other crime involving fraud, dishonesty, or moral turpitude and which is materially detrimental to us or materially affects the executive’s ability to perform his duties, (2) the executive’s intentional neglect of or material inattention to executive’s duties and which neglect remains uncorrected for more than ten days following notice from us, (3) the commission of an intentional and material act to defraud us or embezzlement or dishonesty against us or (4) the executive willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by us, a self-regulatory organization or a governmental department or agency.
Retention Benefits. With respect to Mr. Rogers, in consideration for his agreement to continue his employment through December 31, 2017, Mr. Rogers will receive the following additional benefits: (i) 100% vesting of a restricted stock unit award granted May 20, 2014, (ii) 401K match for 2017, if and to the extent that other eligible employees of the company receive a 401k match for 2017; (iii) his calendar year 2017 management incentive bonus, if and to the extent such bonuses are paid to other employees, and (iv) in the event Mr. Rogers elects to retire on or after December 31, 2017, he will be paid an aggregate amount equal to twenty (20) months of company group medical benefits.

Restricted Stock Award Agreement and Nonqualified Stock Option Agreement

Pursuant to the restricted stock award agreement and stock option agreement governing the terms of unvested restricted stock and options received in the corporate conversion in connection with our initial public offering, if the executive officer’s employment with us is terminated, any unvested restricted stock or options will generally be forfeited by the executive officer without consideration; provided, however, that unless the executive officer’s employment is terminated for cause, the executive officer will be entitled to reimbursement by us for any U.S. federal or state income taxes paid by the executive officer with respect to the fair market value of the corresponding Class B units or Class C units from which such forfeited shares were converted in connection with the corporate conversion as of the grant date as reported by the executive officer pursuant to his or her election under Section 83 of the Internal Revenue Code.

Director Compensation

We do not pay any director compensation to our employee directors. We pay an annual cash retainer of
$70,000 to our non-employee directors for serving as directors and an additional cash payment for serving as a committee member or committee chair. The chairman of the Audit Committee receives an additional $30,000, the chairman of all other committees receives an additional $20,000, other Audit Committee members receive an additional $15,000, and all other committee members receive an additional $10,000 for each committee on which they serve. We also granted equity-based awards to such directors under the 2009 Amended and Restated Stock Plan on an annual basis in an amount equivalent in value to $130,000. During 2014, we awarded 2,747 restricted stock units to each of Mr. Davenport, Mr. Bierman, Ms. Grealy, Ms. Gregg, Mr. Herring and Dr. Kurtz. The restricted stock unit awards vest on an annual basis over a three year period from the date of grant.

The following table summarizes all compensation for our non-employee directors (other than Mr. Simpkins who was not compensated for serving as a director and resigned from our Board on March 7, 2014) for fiscal year 2014. The employee directors and Mr. Simpkins received no additional compensation for serving on the Board or its committees and, as a result, are not listed in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Glenn A. Davenport	$103,750	$130,043	$233,793
James L. Bierman	$120,000	$130,043	$250,043
Mary R. Grealy	$47,697	$130,043	$177,740
Vicky B. Gregg	$93,750	$130,043	$223,793
Joseph L. Herring	$91,216	$130,043	$221,259
Neil M. Kurtz, M.D	$86,973	$130,043	$217,016

(1)	These amounts reflect annual retainer payments and cash payments for serving on committees as described above.
(2) Amount represents the aggregate grant date fair value of restricted stock unit awards based on the Company’s closing share price on the date of the grant. Each of Messrs. Davenport, Bierman, and Herring, Dr. Kurtz, Ms. Grealy and Ms. Gregg held 3,838, 3,838, 224, 224, 2,587 and 2,567, respectively, of unvested restricted stock awards and 2,747 unvested restricted stock units for each of the directors at fiscal 2014 year-end.

Stock Ownership Guidelines
The Company has director stock ownership guidelines pursuant to which all non-management directors who receive annual retainers (“covered directors”) are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. Under the policy, covered directors have a target ownership level established as the lesser of 7,000 shares or 400% of their annual retainer. Covered directors are suggested to achieve these levels of stock ownership within the later of five years after the adoption of the guidelines or five years after first being designated as a covered director. If a covered directors’ guidelines change because of a change in the directors’ annual retainer, the Board may change the stock ownership target and extend any time limits to achieve the recommended ownership level.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining an executive’s share ownership level, the following are included:

•    stock purchased on the open market;

•    stock obtained through stock option exercises;

•    restricted stock and restricted stock units; and

•    stock beneficially owned in a trust, by a spouse and/or minor children.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 25, 2015 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 25, 2015, there were 71,793,759 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
BlackRock, Inc. (1)	4,716,501	6.6%
The Vanguard Group, Inc. (2)	4,367,405	6.1%
1832 Asset Management L.P. (3)	4,111,963	5.7%
Capital Research Global Investors (4)	4,093,912	5.7%
Pennant Capital Management, LLC (5)	3,948,209	5.5%
FMR, LLC (6)	3,791,929	5.3%
Wellington Management Group LLP (7)	3,745,334	5.2%
Directors and Executive Officers
H. Lynn Massingale, M.D. (8)	179,207	*
Greg Roth (9)	173,461	*
David P. Jones (10)	110,219	*
Oliver V. Rogers (11)	101,346	*
Michael D. Snow (12)	86,192	*
Heidi S. Allen (13)	65,323	*
Glenn A. Davenport (14)	21,769	*
James L. Bierman (15)	19,485	*
Mary R. Grealy (16)	7,129	*
Vicky B. Gregg (17)	6,599	*
Joseph L. Herring (18)	3,083	*
Neil M. Kurtz, M.D. (19)	3,083	*
All current directors and executive officers as a group (12 persons)	776,896	1.1%

*	Less than 1%.
(1) Based on a Schedule 13G/A filed on January 29, 2015 by BlackRock, Inc., whose address is 55 East 52nd Street, New York, New York 10022, these shares are held by BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd, each a subsidiary of BlackRock, Inc. BlackRock, Inc. has sole power to vote or to direct the voting of 4,532,987 of these shares and the sole power to dispose or to direct the disposition of all 4,716,501 of these shares.
(2) Based on a Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, whose address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, these shares are beneficially owned by The Vanguard Group. The Vanguard Group has sole power to vote or to direct the vote of 94,521 of these shares, sole power to dispose or to direct the disposition of 4,278,984 of these shares, and shared power to dispose or to direct the disposition of 88,421of these shares.

(3) Based on a Schedule 13G filed on January 12, 2015 by 1832 Asset Management L.P., whose address is One Adelaide Street East, 29th Floor, Toronto, Canada M5C 2V9. 1832 Asset Management L.P. has sole power to vote or direct the voting of and sole power to dispose or to direct the disposition of all 4,111,963 shares.
(4) Based on a Schedule 13G filed on February 13, 2015 by Capital Research Global Investors, whose address is 333 South Hope Street, Los Angeles, CA 90071. Capital Research Global Investors has sole power to vote or direct the voting of and sole power to dispose or direct the disposition of all 4,093,912 shares.
(5) Based on a Schedule 13G/A filed on February 17, 2015 by Pennant Capital Management, LLC and Alan Fournier, each of whose address is One DeForest Avenue, Suite 200, Summit, New Jersey 07901, these shares were reported to be beneficially owned by Pennant Capital Management, LLC and Alan Fournier. Pennant Capital Management, LLC and Alan Fournier have shared power to vote or to direct the vote of, and shared power to dispose or to direct the disposition of, all 3,948,209 of these shares.
(6) Based on a Schedule 13G/A filed on February 13, 2015 by FMR, LLC, whose address is 245 Summer Street, Boston, Massachusetts 02210, these shares are held by Fidelity Investments Money Managerment, Inc., FMR Co., Inc, Pyramis Global Advisors (Canada) ULC, Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers, Inc. FMR LLC has sole power to vote or to direct the vote of 970,520 of these shares and sole power to dispose or to direct the disposition of all 3,791,929 of these shares.
(7) Based on a Schedule 13G/A filed on February 12, 2015 by Wellington Management Group LLP, whose address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210, these shares were reported to be beneficially owned by Wellington Management Group LLP. Wellington Management Group LLP has shared power to vote or direct the voting of 2,730,022 of these shares and shared power to dispose of or direct the disposition of all 3,745,334 of these shares.
(8) Includes 37,551 shares of common stock held by a trust of which he is the trustee and sole beneficiary; 76,085 unvested restricted share awards, and 65,571 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 25, 2015.
(9) Shares beneficially owned by Mr. Roth include 27,309 unvested restricted share awards and 76,797 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 25, 2015. Mr. Roth stepped down as Chief Executive Officer and as a director of the Company on September 1, 2014.
(10) Shares beneficially owned by Mr. Jones include 40,446 unvested restricted share awards and 32,629 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 25, 2015.
(11) Shares beneficially owned by Mr. Rogers include 38,271 unvested restricted share awards and 58,539 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 25, 2015.
(12) Shares beneficially owned by Mr. Snow include 61,570 unvested restricted share awards and 22,629 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 25, 2015.
(13) Shares beneficially owned by Ms. Allen include 7,930 unvested restricted share awards and 53,391 shares issuable upon the exercise of options, which she has the right to acquire within 60 days of March 25, 2015.
(14) Shares beneficially owned by Mr. Davenport include 6,585 unvested restricted share awards.
(15) Shares beneficially owned by Mr. Bierman include 6,585 unvested restricted share awards.
(16) Shares beneficially owned by Ms. Grealy include 5,334 unvested restricted share awards.
(17) Shares beneficially owned by Ms. Gregg include 4,239 unvested restricted share awards.
(18) Shares beneficially owned by Mr. Herring include 2,971 unvested restricted share awards.
(19) Shares beneficially owned by Dr. Kurtz include 2,971 unvested restricted share awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2014.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. A Related Party (as defined as any person described in paragraph (a) of Item 404 of Regulation S-K and as under the Related Person Transaction Policy) must disclose to any Committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, any Related Party Transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto.

Since January 1, 2014, there have been no transactions with Related Parties that are required to be disclosed pursuant to SEC rules and regulations.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our
2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 12, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws provide for advance notice provisions. For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2016 Annual Meeting of Shareholders, such a proposal must be received on or after January 21, 2016, but not later than February 20, 2016. In the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of this year’s annual meeting, such notice by the shareholder must be received no earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of shareholders, then a shareholder’s notice required by this section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Heidi Allen, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, (865) 293-5500.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Heidi Solomon Allen
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.teamhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
Team Health Holdings, Inc.
265 Brookview Centre Way, Suite 400
Knoxville, Tennessee 37919

Driving Directions to the Annual Meeting

Doubletree Metropolitan Hotel,
569 Lexington Avenue,
New York, New York 10022

From LaGuardia Airport (LGA): Approximate driving time is 25 minutes and distance is 10 miles. From the airport exit, take Grand Central Pkwy W to Bridge (toll). Cross over bridge and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From JFK International Airport (JFK): Approximate driving time is 45 minutes and distance is 15 miles. Most direct routes into Manhattan require tolls. Depart the airport via the Van Wyck Expwy / Airport exit. Take Van Wyck Expwy, I-678, into Grand Central Pkwy W. Cross Bridge (toll) and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From New Jersey: From the New Jersey Turnpike, to Exit 16E (Lincoln Tunnel). Turn left out of tunnel onto
42nd St. at 42nd St. turn right. Take 42nd to 3rd Ave and turn left onto 3rd Ave. Take 3rd Ave to 51st St. and turn left. The off-site parking garage is approximately 150 feet on the left.

From Upstate New York: NY State Thruway (I-87) South to the Major Deegan to the Bridge to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive south to 53rd St. exit. Move along
53rd St. up to 2nd Ave. and turn left (and stay to your right). Hotel parking garage will be on your left. From
Buffalo, Rochester and Syracuse area, take I-90 to I-87 South and follow directions above.

From New England: I-95 (or I295) South to the Bruckner Expressway (I-278) to the Bridge then to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive South to the 53rd St. Exit. Move along 53rd Street to 2nd Ave, and turn left (and stay to your right). Stay on 2nd Ave to 51st St. and then turn right. Proceed a block and a half on 51st St. and the off-site parking garage will be on your left.

From Long Island: Long Island Expressway (LIE/ I-495) to Queens Mid-Town Tunnel. When you exit the tunnel, follow the uptown direction arrow and drive to 3rd Ave. At 3rd Ave. turn right. Take 3rd Ave. to 51st. St. and turn left. The off-site parking garage is approximately 150 feet to your left on 51st St.

From Pennsylvania: Pennsylvania Turnpike East to New Jersey Turnpike North. Take NJ Turnpike to Exit 16E (Lincoln Tunnel). Turn left out of tunnel to 42nd St.; at 42nd St. turn right. Take 42nd St. to 3rd Ave. and turn left onto 3rd Ave. and turn left onto 51st St. The off-site parking garage is approximately 150 feet on the left.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    ⌧             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees				For	Against	Abstain
01	Glenn A. Davenport				☐	☐	☐
02	Vicky B. Gregg				☐	☐	☐
03	Neil M. Kurtz, M.D.				☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.					For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for 2015.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES CUSIP #
	Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SEQUENCE #

Please see the “Driving Directions to the Annual Meeting” in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual
Report is/are available at www.proxyvote.com.

TEAM HEALTH HOLDINGS, INC Annual Meeting of Stockholders May 20, 2015 This proxy is solicited by the Board of Directors

The undersigned stockholder of Team Health Holdings, Inc., a Delaware corporation, hereby revokes all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof, acknowledges receipt of the Notice of Internet Availability of Proxy Materials, and/or the Proxy Statement,
dated April 10, 2015, and appoints Michael D. Snow, President and Chief Executive Officer, David P. Jones, Executive Vice President and Chief Financial Officer, Heidi S. Allen, Senior Vice President and General Counsel, and Oliver Rogers, Executive Vice President and Chief Operating Officer, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Team Health Holdings, Inc. to be held at Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, NY 10022, on Wednesday, May 20, 2015 at 12:30 p.m. (EDT), and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of common stock of Team Health Holdings, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side and FOR Proposal 2, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

Continued and to be signed on reverse side